Exhibit 99.1

Investor Contact:	Erinn Murphy, Crocs, Inc.
(303) 848-7005
emurphy@crocs.com

PR Contact:	Melissa Layton, Crocs, Inc.
(303) 848-7885
mlayton@crocs.com

Crocs, Inc. Expects Record Annual Revenues of ~$3.95B, Up Over 11% Year-Over-Year
Expects To Exceed Full-Year Operating Margin Target
Anticipates 2024 Enterprise Revenue Growth Of 3-5%
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BROOMFIELD, COLORADO — January 8, 2024 — Crocs, Inc. (NASDAQ: CROX), a world leader in innovative casual footwear for all, today announced it expects record 2023 revenues of approximately $3.95 billion, which would represent over 11% growth compared to 2023.

“2023 was a strong year for Crocs, Inc. that culminated in a successful holiday season with market share gains for both brands. Fourth-quarter revenue is now expected to exceed our former guidance and we are raising our operating margin target for the year. Our strong free-cash flow generation enabled us to pay down $277 million in net debt in the quarter, bringing our full-year debt pay down to $665 million,” said Andrew Rees, Chief Executive Officer. “We are coming into 2024 from a position of strength and are making the decision to reinvest our best-in-class margins into focused strategic investments as we continue to set ourselves up for long-term, durable growth.”

Updated Fourth Quarter and 2023 Outlook

•We expect fourth quarter 2023 revenues to grow over 1% compared to 2022, above our guidance for a decline of (4%) to (1%), with the Crocs Brand growing almost 10% and HEYDUDE down (19%) and ahead of guidance.
•We expect full year 2023 revenues to grow over 11% compared to 2022, slightly above our guidance of 10% to 11% growth, with our Crocs Brand growing over 13% surpassing the $3 billion mark and HEYDUDE revenues of approximately $949 million.
•We expect full year 2023 non-GAAP operating margin to now be in excess of 27%.
•We paid down approximately $277 million of net debt and repurchased $25 million in stock in the fourth quarter.

Preliminary 2024 Outlook

With respect to 2024, we expect revenue growth of 3% to 5% compared to 2023 comprised of 4% to 6% growth for the Crocs brand and flat to slightly up for HEYDUDE Brand.

We expect gross margin improvement over 2023 and plan to reinvest these dollars into brand accretive and strategic SG&A investments. This will result in 2024 non-GAAP operating margins of approximately 25%.

Segment Reporting Change

In tandem with this press release, we announced on Form 8-K our plans to change our segment reporting from four reportable segments to two with the filing of our 2023 Form 10-K. This anticipated change aligns with how we manage our business. Our new segments will comprise of the Crocs Brand and the HEYDUDE Brand. Please refer to our 8-K for more detailed information.

ICR Conference

We will present at the 2024 ICR Conference today, January 8, 2024 at 9:00 am ET. A live broadcast of our presentation may be found on the Investor Relations section of the Crocs Inc. website, investors.crocs.com. A replay of the webcast will remain available on the website after the presentation.

About Crocs, Inc.:

Crocs, Inc. (Nasdaq: CROX), headquartered in Broomfield, Colorado, is a world leader in innovative casual footwear for all, combining comfort and style with a value that consumers know and love. The Company's brands include Crocs and HEYDUDE, and its products are sold in more than 85 countries through wholesale and direct-to-consumer channels. For more information on Crocs, Inc. visit investors.crocs.com. To learn more about our brands, visit www.crocs.com or www.heydude.com. Individuals can also visit https://investors.crocs.com/news-and-events/ and follow both Crocs and HEYDUDE on their social platforms.

Forward Looking Statements

This press release includes estimates, projections, and statements relating to our business plans, commitments, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These statements include, but are not limited to, statements regarding potential impacts to our business related to our supply chain challenges, cost inflation, our financial condition, brand and liquidity outlook, and expectations regarding our future revenue, margins, non-GAAP adjustments, tax rate, earnings per share, debt ratios and capital expenditures, share repurchases, the acquisition of HEYDUDE and benefits thereof, Crocs' strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, statements regarding fourth quarter, full year 2023, and full year 2024 financial outlook and future profitability, cash flows, and brand strength, anticipated product portfolio and our ability to deliver sustained, highly profitable growth and create significant shareholder value. These statements involve known and unknown risks, uncertainties, and other factors, which may cause our actual results, performance, or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: our expectations regarding supply chain disruptions; cost inflation; current global financial conditions, the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenues; changing consumer preferences; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to successfully implement our strategic plans; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; and other factors described in our most recent Annual Report on Form 10-K under the heading "Risk Factors" and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks only as of January 8, 2024. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise, except as required by applicable law.

Category: Investors

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL GUIDANCE

Full Year 2023 (estimated):
Approximately:
Non-GAAP operating margin reconciliation:
GAAP operating margin	>25.5%
Non-GAAP adjustments associated with distribution center investments & Other	1.5%
Non-GAAP operating margin	>27.0%

Our guidance for “Non-GAAP Operating Margin” is a non-GAAP financial measure that excludes or otherwise has been adjusted for special items from our U.S. GAAP financial statements, such as inventory write-offs, duplicate rent costs, bad debt expense. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile Crocs Inc. 2024 non-GAAP operating margin guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

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